UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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eSpeed, Inc.

(Name of Registrant as Specified In Its Charter)

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September 17, 2004

Dear Stockholder:

You are cordially invited to attend our 2004 Annual Meeting of Stockholders, which will be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York 10019, on October 20, 2004, commencing at 10:00 a.m. (local time). We look forward to greeting as many of our stockholders as are able to be with us.

At the meeting, you will be asked to consider and vote upon (i) the election of seven (7) directors; and (ii) such other business as may properly come before the meeting and any adjournment thereof.

We hope you will find it convenient to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND, TO ASSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, for which a return envelope is provided. No postage need be affixed to the Proxy if it is mailed in the United States.

Our Annual Report for the fiscal year ended December 31, 2003 is being mailed to you together with the enclosed proxy materials.

Sincerely,
HOWARD W. LUTNICK Chairman of the Board of Directors

eSpeed, Inc.
135 East 57th Street
New York, NY 10022

Notice of Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that our Annual Meeting of Stockholders will be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York 10019, on October 20, 2004, commencing at 10:00 AM (local time), for the following purposes:

(1)	To elect seven (7) directors to hold office until the next annual meeting and until their successors are duly elected and qualified; and

(2)	To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

Only holders of record of our Class A common stock or our Class B common stock at the close of business on September 3, 2004 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

STEPHEN M. MERKEL
Secretary

September 17, 2004

YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED
PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

eSpeed, Inc.
135 East 57th Street
New York, NY 10022

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of Proxies by and on behalf of our Board of Directors to be used at our Annual Meeting of Stockholders (the "Annual Meeting") to be held on October 20, 2004, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. Our Annual Report for the fiscal year ended December 31, 2003 accompanies this Proxy Statement. This Proxy Statement and accompanying materials are expected to be first sent or given to our stockholders on or about September 20, 2004.

The close of business on September 3, 2004 has been fixed as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record as of that date of shares of our Class A common stock, $.01 par value per share, or of our Class B common stock, $.01 par value per share, are entitled to notice of and to vote at the Annual Meeting. Our Class A common stock and our Class B common stock are sometimes collectively referred to herein as our Common Equity.

Each share of our Class A common stock entitles the holder thereof to one vote per share on each matter presented to stockholders for approval at the Annual Meeting. Each share of our Class B common stock entitles the holder thereof to 10 votes per share on each matter presented to stockholders for approval at the Annual Meeting. On the Record Date, there were 32,484,164 shares of our Class A common stock and 23,889,270 shares of our Class B common stock, for a total of 56,373,434 shares of our Common Equity, outstanding and entitled to vote.

Execution of a Proxy by a stockholder will not affect such stockholder's right to attend the Annual Meeting and to vote in person. Any stockholder who executes a Proxy has a right to revoke it at any time before it is voted by advising Stephen M. Merkel, our Secretary, in writing of such revocation, by executing a later-dated Proxy which is presented to us at or prior to the Annual Meeting, or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy.

The required quorum for the transaction of business at the Annual Meeting is a majority of the collective voting power represented by the shares of our Common Equity issued and outstanding on the Record Date (the "Total Voting Power"), which shares must be present in person or represented by Proxy at the Annual Meeting.

With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be counted for purposes of determining the presence or absence of a quorum but will have no other effect. Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will not counted or deemed to be present or represented for the purpose of determining whether stockholders have elected any director. A broker non-vote occurs when a nominee holding a share for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Pursuant to the trust agreement governing our eSpeed, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates (the "Deferral Plan"), the trustee of our Deferral Plan will not, except as otherwise required by law, vote shares of our Class A common stock held in the trust as to which the trustee has not received voting instructions from plan participants.

Unless specified otherwise, the Proxies will be voted FOR the election of all the nominees to serve as our directors. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

Our principal executive offices are located at 135 East 57th Street, New York, NY 10022 and our telephone number there is (212) 938-5000.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of eight members. Joseph C. Noviello, a director since 2001, and Stephen M. Merkel, a director since 2001, will not be running for re-election as directors. Our Board, upon recommendation of our four independent directors, has nominated seven persons for election as directors at the 2004 Annual Meeting, which consists of the six other current directors (other than Messrs. Merkel and Noviello) as well as our President, Kevin Foley. The information with respect to the seven nominees for election as directors is set forth below. All of the nominees are to be elected at the Annual Meeting and to serve until their successors are duly elected and qualified. All of the nominees listed below are expected to serve as directors if they are elected. If any nominee should decline or be unable to accept such nomination or to serve as a director (an event which our Board of Directors does not now expect), our Board of Directors reserves the right to nominate another person or to vote to reduce the size of our Board of Directors. In the event another person is nominated, the Proxy holders intend to vote the shares to which the Proxy relates for the election of the person nominated by our Board of Directors. There is no cumulative voting for directors.

Name	Age	Director Since	Principal Occupations During the Last Five Years; Other Directorships
Howard W. Lutnick	43	1999	Mr. Lutnick has been our Chairman of the Board of Directors and Chief Executive Officer since June 1999 and was our President from September 2001 to May 2004. Mr. Lutnick joined Cantor Fitzgerald, L.P. in 1983 and has served as President and Chief Executive Officer of Cantor since 1992. Mr. Lutnick's company, CF Group Management, Inc., is the managing general partner of Cantor. Mr. Lutnick is a member of the Board of Managers of Haverford College, the Board of Directors of the Zachary and Elizabeth M. Fisher Center for Alzheimer's Disease Research at Rockefeller University, the Executive Committee of the Intrepid Museum Foundation's Board of Trustees and the Board of Directors of the Solomon Guggenheim Museum Foundation.
Lee M. Amaitis	54	2001	Mr. Amaitis has been our Vice Chairman since May 2004 and was our Global Chief Operating Officer and director since September 2001. Mr. Amaitis has been Executive Managing Director of eSpeed International Limited since December 1999 and as of October 1, 2004, will be Chairman and Chief Executive Officer of BGC Partners, L.P. Mr. Amaitis has also been President and Chief Executive Officer of Cantor Fitzgerald International and Cantor Fitzgerald Europe since March 1995. Prior to joining Cantor, Mr. Amaitis was Managing Partner and Senior Managing Director of Cowen Government Brokers from April 1991 to February 1995 and was Manager MBS and Limited Partner of Cowen & Co. from February 1989 to April 1991.

Name	Age	Director Since	Principal Occupations During the Last Five Years; Other Directorships
Kevin Foley	44	2004	Mr. Foley has been our President since May 2004. Prior to joining us, Mr. Foley served as Chief Executive Officer of Bloomberg Tradebook, LLC, a global institutional electronic brokerage he founded in 1995. Mr. Foley also served as Global Head of Electronic Marketing and as Global Head of Foreign Exchange for Bloomberg, where he was responsible for electronic trading applications for equities, fixed income, energy and foreign exchange markets. Prior to joining Bloomberg, Mr. Foley was a U.S. government bond trader for Drexel Burnham Lambert.
John H. Dalton	62	2002	Mr. Dalton has been our director since February 2002. Mr. Dalton has been President of IPG Photonics Corp., a company that designs, develops and manufactures a range of advanced amplifiers and lasers for the telecom and industrial markets, since September 2000. From May 1999 to June 2000, Mr. Dalton was Chairman and Chief Executive Officer of EPCAD Systems, a company that researches and develops electroplasma technology for the metals industry. Mr. Dalton served as Secretary of the Navy from July 1993 to November 1998. Mr. Dalton serves on the Board of Directors of TransTechnology Corp. and Fresh Del Monte Produce Inc.
William J. Moran	63	1999	Mr. Moran has been our director since December 1999. Mr. Moran is Executive Vice President and General Auditor of J.P. Morgan Chase & Co. Mr. Moran joined the Chase Manhattan Corporation and the Chase Manhattan Bank in 1975 as Internal Control Executive. After several promotions, Mr. Moran was named General Auditor in 1992, Executive Vice President in 1997 and a member of the Management Committee in 1999. Before joining Chase, Mr. Moran was with the accounting firm of Peat, Marwick, Mitchell & Co. for nine years.
Henry ("Hank") Morris	51	2003	Mr. Morris has been our director since May 2003. Mr. Morris is the founding partner, Chairman and President of Morris & Carrick, Inc., a media and strategic consulting firm. He has broad experience directing media and strategy for political campaigns and ballot initiatives. Mr. Morris has also served as a crisis communications consultant, including on behalf of Cantor Fitzgerald and eSpeed in the aftermath of the September 11th tragedy. Since 1996, Mr. Morris has also been Chairman, Chief Executive Officer and a major stockholder of Curran & Connors, Inc. Since 1997, Mr. Morris has also served as a director and Audit Committee member of CDSI Holdings, Inc.

Name	Age	Director Since	Principal Occupations During the Last Five Years; Other Directorships
Albert M. Weis	77	2002	Mr. Weis has been President of A.M. Weis & Co., Inc., a money management company, since 1976. Mr. Weis was Chairman of the New York Cotton Exchange from 1997 to 1998, 1981 to 1983 and 1977 to 1978. From 1998 to 2000, Mr. Weis was Chairman of the New York Board of Trade. From 1996 to 1999, Mr. Weis was a director and chairman of the audit committee of Synetic, Inc. and, from 1999 to 2001, he was a director and chairman of the audit committee of Medical Manager Corporation (successor to Synetic, Inc.).

VOTE REQUIRED FOR APPROVAL

The seven nominees receiving a plurality of the Total Voting Power present in person or by Proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE SEVEN NOMINEES.

Independence of Directors

Our Board of Directors has determined that each of our nominees, other than Messrs. Lutnick, Amaitis and Foley, qualifies as an "independent director" in accordance with the published listing requirements of The Nasdaq Stock Market ("NASDAQ"). The NASDAQ independence definition consists of a series of objective tests, including that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ marketplace rules, our Board of Directors has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the individual directors and us with regard to each director's business and personal activities as they may relate to us and our management.

Compensation of Directors

Directors who are also our employees do not receive additional compensation for serving as directors. Under our current policy, each of our non-employee directors is granted an option to purchase 30,000 shares of our Class A common stock in connection with his initial election to our board and an option to purchase 10,000 shares of our Class A common stock each year he serves as a director thereafter. In addition, non-employee directors receive annual compensation of $25,000. They also receive cash compensation of $2,000 for each meeting of our Board of Directors and $1,000 for each meeting of a committee of our Board of Directors actually attended, whether in person or by telephone. However, none of our non-employee directors will be paid more than $3,000 in the aggregate for attendance at meetings held on the same date. Non-employee directors also are reimbursed for all out-of-pocket expenses incurred in attending meetings of our Board of Directors or committees of our Board of Directors.

Meetings and Committees of our Board of Directors

Our Board of Directors held five meetings during the year ended December 31, 2003. In addition to meetings, our Board of Directors and its committees reviewed and acted upon matters by unanimous written consent.

Our Board of Directors has an Audit Committee and a Compensation Committee. The members of the Audit Committee are presently Messrs. Dalton, Moran and Weis, all of whom are independent directors (as defined in the applicable NASDAQ rules). The Audit Committee selects our independent auditors, consults with our auditors and with management with regard to the adequacy of our internal accounting controls and considers any non-audit services to be performed by our independent auditors. The Audit Committee held nine meetings during the year ended December 31, 2003. In August 2004, our Board of Directors adopted a revised written charter for the Audit Committee, which is attached as Appendix A to this Proxy Statement. The members of the Compensation Committee are presently Messrs. Dalton, Moran and Weis, all of whom are non-employee directors. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our executive officers and for administering our stock option and stock purchase plan. The Compensation Committee held six meetings during the year ended December 31, 2003. During 2003, no director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he is a member.

During 2003, our Audit Committee specifically approved the appointment of Deloitte & Touche LLP to be our independent auditors for the year ending December 31, 2003. Deloitte & Touche LLP was also approved to perform reviews, pursuant to Statement of Accounting Standards No. 71, of our quarterly financial reports within the year ended December 31, 2003, and certain other audit related services such as accounting consultations. Pursuant to our new Audit Committee charter, the Audit Committee will pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and the term thereof) to be performed for us by Deloitte & Touche LLP, subject to the minimum exception for non-audit services that are approved by the Audit Committee prior to completion of the audit.

Nominating Process

We do not have a separate nominating committee or committee performing similar functions and do not have a nominating committee charter. As a result, all directors participate in the consideration of director nominees that are recommended for selection by a majority of the independent directors as defined by the NASDAQ rules. The Board of Directors believes that such participation of all directors is appropriate given the size of the Board of Directors and the level of participation of our independent directors in the nomination process. The Board of Directors will also consider qualified director candidates identified by a member of senior management or by a stockholder. However, it is our general policy to re-nominate qualified incumbent directors and, absent special circumstances, the Board of Directors will not consider other candidates when a qualified incumbent consents to stand for re-election. A stockholder wishing to submit a proposal for a director candidate should follow the instructions set forth in the section below entitled "Stockholder Proposals".

The Board of Directors considers the following minimum criteria when reviewing a director nominee: (1) director candidates must have the highest character and integrity, (2) director candidates must be free of any conflict of interest which would violate applicable laws or regulations or interfere with the proper performance of the responsibilities of a director, (3) director candidates must possess substantial and significant experience which would be of particular importance in the performance of the duties of a director, (4) director candidates must have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director, and (5) director candidates must have the capacity and desire to represent the best interests of our stockholders. The Board of Directors screens candidates, does reference checks and conducts interviews, as appropriate. The Board of Directors does not evaluate nominees for director any differently because the nominee is or is not recommended by a stockholder.

Executive Sessions

In order to comply with recently published NASDAQ marketplace rules, the Board has resolved that it will continue to schedule at least two meetings a year in which the independent directors will meet without the directors who are executive officers of the Company.

Annual Meetings

The Board has not adopted any specific policy with respect to the attendance of directors at annual meetings of stockholders of the Company. At last year's annual meeting of stockholders, held on October 22, 2003, all the Company's directors were in attendance.

Communications with the Board

Stockholders may contact any member of the Board of Directors by addressing their correspondence to the Board of Directors member c/o eSpeed, Inc., 135 E. 57th Street, New York, NY 10022 Attention: Secretary. The Secretary will review and forward all such correspondence to the named member. If you wish to propose director candidates or make other proposals relating to an annual meeting of stockholders, please follow the instructions set forth in the section below entitled "Stockholder Proposals."

EXECUTIVE OFFICERS

Our executive officers are appointed annually by our Board of Directors and serve at the discretion of our Board of Directors. In addition to Messrs. Lutnick, Amaitis and Foley, who serve as members of the Board of Directors, our executive officers, their respective ages and positions and certain other information with respect to each of them are as follows:

Stephen M. Merkel, 46, has been our Executive Vice President, General Counsel and Secretary since September 2001 and was our Senior Vice President, General Counsel and Secretary from June 1999 to September 2001. Mr. Merkel was our director from September 2001 until October 2004. Mr. Merkel has been Executive Managing Director, General Counsel and Secretary of Cantor since December 2000 and was Senior Vice President, General Counsel and Secretary of Cantor from May 1993 to December 2000. Mr. Merkel serves as a director and Secretary of the Cantor ExchangeSM. Prior to joining Cantor, Mr. Merkel was Vice President and Assistant General Counsel of Goldman Sachs & Co. from February 1990 to May 1993. From September 1985 to January 1990, Mr. Merkel was associated with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Merkel is on the Board of Directors of Freedom International Brokerage Company and is on the Management Committee of TradeSpark, L.P.

Jay Ryan, 41, has been our Interim Chief Financial Officer since May 2004. Prior to joining us, Mr. Ryan served at Goldman Sachs & Company as a Managing Director. Mr. Ryan served as Global Head of Product Control from January 2000 to December 2001 and as Assistant Controller from January 2000 to May 2004. Mr. Ryan was a staff auditor for Arthur Anderson & Co. prior to being employed by Goldman Sachs & Company.

Paul Saltzman, 43, has been our Chief Operating Officer since June 2004. Prior to joining us, from 1995 to June 1, 2004, Mr. Saltzman was the Executive Vice President and General Counsel for The Bond Market Association, the trade association for the fixed income industry. Mr. Saltzman served as in-house counsel for Greenwich Capital Markets from 1994 to 1995 and Kidder, Peabody & Co. from 1990 to 1994, and from 1985 to 1990, was an attorney for New York and Washington, D.C.-based law firms.

EMPLOYMENT AGREEMENTS

We entered into an employment agreement with Kevin Foley, our President, dated April 23, 2004 (the "Foley Agreement"). The Foley Agreement provides for Mr. Foley to serve us as our President for a term beginning on May 3, 2004 and ending on December 31, 2006. The Foley Agreement provides for an annual base salary of $900,000. In addition, it provides for a bonus payment (i) in 2004 of between $600,000 and $900,000 and (ii) in each of 2005 and 2006 of at least $600,000, subject in each such year to our achievement of certain operating earnings milestones. The Foley Agreement also provides that Mr. Foley shall receive options to purchase 500,000 shares of our Class A Common Stock in accordance with the terms of our 1999 Long-Term Incentive Plan. These option shares were granted to Mr. Foley on May 3, 2004 at an exercise price of $17.43 per share and vest in equal installments every quarter for four years after the date of grant; provided that all such option shares become fully vested and exercisable upon the death of Mr. Foley while employed.

We entered into an employment agreement with Paul Saltzman, our Chief Operating Officer, dated April 29, 2004 (the "Saltzman Agreement"). The Saltzman Agreement provides for Mr. Saltzman to serve us in such capacity for a term beginning on May 24, 2004 and ending on December 31, 2006. The Saltzman Agreement provides for a signing bonus of $50,000, an annual base salary of $500,000, and a bonus payment of $300,000 in each of 2004, 2005 and 2006. The Saltzman Agreement also provides that Mr.

Saltzman shall receive options to purchase 200,000 shares of our Class A Common Stock in accordance with the terms of our 1999 Long-Term Incentive Plan . These options shares were granted to Mr. Saltzman on April 29, 2004 at an exercise price of $17.67 per share and vest in equal installments every quarter for four years after the date of grant; provided that all such option shares become fully vested and exercisable upon the death of Mr. Saltzman while employed.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning all compensation earned for each of the years ended December 31, 2003, December 31, 2002 and December 31, 2001 by our Chief Executive Officer and each of our other executive officers required to be included in the table (collectively, the "Named Executive Officers").

Summary Compensation Table

					Long-Term Compensation Awards
		Annual Compensation
					Securities Underlying Options (#)
Name and Principal Position	Year	Salary ($)	Bonus ($)			Other Compensation ($) (1)
Howard W. Lutnick	2003	400,000	600,000		1,000,000	—
Chairman, Chief Executive	2002	400,000	600,000		1,000,000	3,000
Officer and President	2001	400,000	600,000		1,500,000	3,000
Lee M. Amaitis	2003	450,000	500,000		200,000	—
Global Chief Operating	2002	400,000	500,000		200,000	—
Officer	2001	107,418	300,000		375,000	—
Joseph C. Noviello	2003	375,000	450,000		100,000	3,000
Executive Vice President and	2002	300,000	450,000		75,000	3,000
Chief Information Officer	2001	275,000	1,000,000	(2)	200,000	3,000
Stephen M. Merkel	2003	250,000	500,000		100,000	—
Executive Vice President,	2002	250,000	450,000		100,000	3,000
General Counsel and Secretary	2001	150,000	400,000		200,000	3,000
Jeffrey M. Chertoff	2003	137,500	137,500		37,500	—
Senior Vice President and	2002	81,971 (3)	125,000		75,000	—
Chief Financial Officer(4)	2001	—	—		—	—

(1)	Consists of matching contributions by us under our Deferral Plan.

(2)	The after-tax portion of $600,000 of such bonus was used to purchase units in Cantor Fitzgerald, L.P.

(3)	Pro rata based upon Mr. Chertoff's hire date of May 6, 2002 and annual salary of $125,000.

(4)	Mr. Chertoff resigned on May 31, 2004.

The following table sets forth the options granted during 2003 to, and the value of the options held on December 31, 2003 by, our Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR
Individual Grants

Name	Number of Shares Underlying Options Granted		Percentage of Total Options Granted to Employees in 2003 (%)	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)(2)
Howard W. Lutnick.	1,000,000	(1)	44	21.42	12/9/2013	9,450,000
Lee M. Amaitis	200,000	(1)	9	21.42	12/9/2013	1,890,000
Joseph C. Noviello	100,000	(1)	4	21.42	12/9/2013	945,000
Stephen M. Merkel.	100,000	(1)	4	21.42	12/9/2013	945,000
Jeffrey M. Chertoff	37,500	(1)	2	21.42	12/9/2013	354,375

(1)	The options vest quarterly over a four-year period from the date of grant, December 9, 2003.

(2)	The present value of the options was estimated using a modified Black-Scholes option pricing model and the following assumptions: risk-free interest rate of 2.4%, no expected dividends, expected stock price volatility of 64% and assumed to be exercised after approximately 3 years.

The following table provides information, with respect to the Named Executive Officers, concerning options held as of December 31, 2003. None of our Named Executive Officers holds any SARs.

Aggregated Option Exercises In Last Fiscal Year
and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-Money Options at Fiscal Year End($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Howard W. Lutnick	—	—	3,475,000	3,150,000	21,642,375	24,905,750
Lee M. Amaitis	93,750	2,203,744	340,000	622,500	1,554,450	5,485,050
Joseph C. Noviello	25,000	593,453	202,500	272,500	1,622,544	2,691,081
Stephen M. Merkel	—	—	215,000	335,000	1,660,950	3,019,550
Jeffrey M. Chertoff	—	—	28,125	84,375	335,938	606,563

(1)	Based on the last reported price of $23.48 for our Class A common stock on December 31, 2003.

Equity Compensation Plan Information as of December 31, 2003

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Amended and Restated 1999 Long-Term Incentive Plan (approved by security holders)	16,658,873	$18.03	5,357,701
Equity compensation plans not approved by security holders	—	—	—
Total	16,658,873	$18.03	5,357,701

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors consists of Messrs. Dalton, Moran and Weis. All of the members of our Compensation Committee are non-employee directors and are not former officers. During 2003, none of our executive officers served as a member of the Board of Directors or on the compensation committee of a corporation where any of its executive officers served on our Compensation Committee or on our Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE OF
OUR BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee reviews and recommends to our Board of Directors for its approval the salaries and bonuses of our executive officers. In addition, the Compensation Committee administers our Amended and Restated 1999 Long-Term Incentive Plan, our 2003 Incentive Bonus Compensation Plan and our Employee Stock Purchase Plan, which has been suspended as a result of the events of September 11, 2001.

Compensation Philosophy

Our executive compensation program is designed to integrate compensation with the achievement of our short- and long-term business objectives and to assist us in attracting, motivating and retaining the highest quality executives.

Executive compensation is comprised of three components: (i) a base salary, which is designed to attract talented employees and contribute to motivating and rewarding individual performance; (ii) an incentive bonus of cash, stock and/or options, which is intended to tie financial reward with the achievement of our short-term performance objectives; and (iii) a long-term incentive program, which is designed to promote the achievement of long-term performance goals and to align the long-term interests of our executive officers with those of our stockholders.

The Compensation Committee generally intends that compensation paid to our Chief Executive Officer and the other Named Executive Officers not be subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code, as amended (the "Code"), so long as this can be achieved in a manner consistent with the Committee's other objectives. Section 162(m) generally eliminates a corporation's tax deduction in a given year for payments to certain Named Executive Officers in excess of $1 million, unless the payments are qualified "performance-based" compensation as defined in Section 162(m) of the Code.

Base Salary Compensation

The Compensation Committee believes that the retention of executives who have developed the skills and expertise required to lead our organization is vital to our competitive strength. The Compensation Committee further believes that attracting other key employees who can supplement the efforts of our existing executives is absolutely critical. To this end, it is the Compensation Committee's policy to establish base pay at competitive levels.

Incentive Bonus Compensation

The Compensation Committee believes that compensation should vary with corporate performance and that a significant portion of compensation should continue to be linked to the achievement of business goals. In March 2003, the Compensation Committee approved our 2003 Incentive Bonus Compensation Plan, which provides a means for the payment of qualified "performance-based" compensation in the form of bonuses to certain of our senior officers while preserving our tax deduction. In October 2003, our shareholders approved the 2003 Incentive Bonus Compensation Plan.

Grants of Stock Options

It is the policy of the Compensation Committee to award stock options to our executive officers and other key employees in order to align their interests with those of our long-term investors and to help attract and retain these persons. The options, therefore, provide value to the recipients only if and when the market price of our Class A common stock increases above the option grant price. To that end, there is ongoing review by the Compensation Committee of the market price of our Class A common stock and the grant price of options. It is the Compensation Committee's goal to preserve this incentive as an effective tool in motivating and retaining executives.

In 2003, options to purchase 1,437,000 shares of our Class A common stock were granted by our Compensation Committee to the Named Executive Officers.

Compensation of Our Chief Executive Officer

In 2003, Mr. Lutnick was paid a salary of $400,000 and a bonus of $600,000. Mr. Lutnick was granted options to purchase 1,000,000 shares of our Class A common stock, which vest and become exercisable quarterly over a four year period from the date of grant, December 9, 2003. The Compensation Committee considered several factors in establishing our Chief Executive Officer's salary and bonus, including market pay practices, performance level, increase in pre-tax operating earnings per share from the prior year, contributions toward achievement of strategic goals and our overall financial and operating success.

THE COMPENSATION COMMITTEE
John H. Dalton William J. Moran Albert M. Weis

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

By Management.    The following table sets forth certain information, as of September 6, 2004, with respect to the beneficial ownership of our common equity by: (i) each director; (ii) each of the Named Executive Officers; and (iii) all executive officers and directors as a group. Each person listed below can be reached at our headquarters located at 135 East 57th Street, New York, NY 10022. Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal number of shares of Class A common stock for purposes of this table.

Beneficial Ownership (1)
	Class A common stock				Class B common stock
Name	Shares		%		Shares		%
Howard W. Lutnick	30,275,853	(2)	51.7	(3)	23,889,270	(4)	100.0
Lee M. Amaitis	668,512	(5)	2.2	(6)	—		—
Stephen M. Merkel	311,051	(7)	1.0	(8)	—		—
Joseph C. Noviello	299,956	(9)		*	—		—
William J. Moran	82,666	(10)		*	—		—
Kevin Foley	62,500	(11)		*	—		—
Albert M. Weis	52,666	(12)		*	—		—
John H. Dalton	48,866	(13)		*	—		—
Jeffrey Chertoff	35,155	(14)		*	—		—
Paul Saltzman	27,200	(15)		*	—		—
Henry Morris	26,666	(16)		*	—		—
Jay Ryan	-0-			*	—		—
All executive officers and directors as a group (12 persons)	31,891,091		53.1	(17)	23,889,270		100.0

*	Less than 1%

(1)	Based upon information supplied by officers and directors, and filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act).

(2)	Consists of (1) 4,118,750 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 6, 2004, (2) 500,000 shares of Class A common stock subject to currently exercisable options held by a grantor retained annuity trust and payable to Mr. Lutnick and of which Mr. Lutnick is the sole trustee, (3) 2,641,470 shares of Class B common stock held by Cantor Fitzgerald, L.P., (4) 21,247,800 shares of Class B common stock held by Cantor Fitzgerald Securities, (5) 247,333 shares of Class A common stock held by Cantor Fitzgerald Securities, (6) 387,469 shares of Class A common stock held by CF Group Management, Inc., (7) 955,973 shares of Class A common stock held directly by Mr. Lutnick, (8) 1,469 shares of Class A common stock held in Mr. Lutnick's 401(k) account and (9) 175,589 shares of Class A common stock held by a trust for the benefit of descendants of Mr. Lutnick, of which Mr. Lutnick's wife is one of two trustees and Mr. Lutnick has limited powers to remove and replace such trustees. Cantor Fitzgerald, L.P. is the managing partner of Cantor Fitzgerald Securities. CF Group Management, Inc. is the managing general partner of Cantor Fitzgerald, L.P. and Mr. Lutnick is the President and sole stockholder of CF Group Management, Inc.

(3)	Percentage based on (1) 30,092,205 shares of Class A common stock outstanding on September 6, 2004, (2) 23,889,270 shares of Class B common stock outstanding on September 6, 2004 and (3) 4,618,750 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 6, 2004.

(4)	Consists of (1) 2,641,470 shares of Class B common stock held by Cantor Fitzgerald, L.P., which shares are immediately convertible into shares of Class A common stock and (2) 21,247,800 shares of Class B common stock held by Cantor Fitzgerald Securities. Cantor Fitzgerald, L.P. is the managing partner of Cantor Fitzgerald Securities. CF Group Management, Inc. is the managing general partner of Cantor Fitzgerald, L.P. and Mr. Lutnick is the President and sole stockholder of CF Group Management, Inc.

(5)	Consists of (1) 565,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 6, 2004 and (2) 103,512 shares of Class A common stock held directly by Mr. Amaitis.

(6)	Percentage based on (1) 30,092,205 shares of Class A common stock outstanding on September 6, 2004 and (2) 565,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 6, 2004.

(7)	Consists of (1) 292,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 6, 2004, (2) 15,017 shares of Class A common stock held directly by Mr. Merkel, (3) 1,284 shares of Class A common stock held in Mr. Merkel's 401(k) account and (4) 2,250 shares of Class A common stock beneficially owned by Mr. Merkel's spouse.

(8)	Percentage based on (1) 30,092,205 shares of Class A common stock outstanding on September 6, 2004 and (2) 292,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 6, 2004.

(9)	Consists of (1) 297,499 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 6, 2004, (2) 585 shares of Class A common stock held directly by Mr. Noviello, (3) 652 shares of Class A common stock held in Mr. Noviello's 401(k) account and (4) 1,220 shares of Class A common stock purchased by Mr. Noviello through our Employee Stock Purchase Plan.

(10)	Consists of (1) 79,666 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 6, 2004 and (2) 3,000 shares of Class A common stock held directly by Mr. Moran.

(11)	Consists of 62,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 6, 2004.

(12)	Consists of (1) 36,666 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 6, 2004, (2) 9,000 shares of Class A common stock held directly by Mr. Weis and (3) 7,000 shares of Class A common stock, of which 1,000 shares are beneficially owned by Mr. Weis' spouse, 4,000 shares are held in trust for Mr. Weis' children and 2,000 shares are beneficially owned by Mr. Weis' children.

(13)	Consists of (1) 46,666 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 6, 2004 and (2) 2,200 shares of Class A common stock held directly by Mr. Dalton.

(14)	Consists of 35,155 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 6, 2004.

(15)	Consists of (1) 25,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 6, 2004 and (2) 2,200 shares of Class A common stock held directly by Mr. Saltzman.

(16)	Consists of 26,666 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 6, 2004.

(17)	Percentage based on (1) 30,092,205 shares of Class A common stock outstanding on September 6, 2004, (2) 23,889,270 shares of Class B common stock outstanding on September 6, 2004 and (3)

6,086,068 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 6, 2004.

By Others.    The following table sets forth certain information, as of September 6, 2004, with respect to the beneficial ownership of our common equity by each person or entity known to us to beneficially own more than 5% of our common equity, other than our officers and directors. Unless indicated otherwise, the address of each entity listed is 135 East 57th Street, New York, NY 10022, and each entity listed has sole voting and investment power over the shares beneficially owned. Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal amount of number of shares of Class A common stock for purposes of this table.

Beneficial Ownership (1)
	Class A common stock				Class B common stock
Name	Shares		%		Shares		%
Cantor Fitzgerald Securities	21,495,133	(2)	39.8	(3)	21,247,800		88.9	(4)
Cantor Fitzgerald, L.P.	24,136,603	(5)	44.7	(3)	23,889,270	(6)	100.0	(4)
CF Group Management, Inc	24,524,072	(7)	45.4	(3)	23,889,270	(6)	100.0	(4)

(1)	Based upon filings under Section 13 of the Exchange Act.

(2)	Consists of (1) 21,247,800 shares of Class B common stock and (2) 247,333 shares of Class A common stock.

(3)	Percentage based on 30,092,205 shares of Class A common stock outstanding on September 6, 2004 and 23,889,270 shares of Class B common stock outstanding on September 6, 2004.

(4)	Based on 23,889,270 shares of Class B common stock outstanding on September 6, 2004.

(5)	Consists of (1) 2,641,470 shares of Class B common stock owned by Cantor Fitzgerald, L.P., (2) 21,247,800 shares of Class B common stock owned by Cantor Fitzgerald Securities and (3) 247,333 shares of Class A common stock held by Cantor Fitzgerald Securities. Cantor Fitzgerald, L.P. is the managing partner of Cantor Fitzgerald Securities.

(6)	Consists of (1) 2,641,470 shares of Class B common stock held by Cantor Fitzgerald, L.P. and (2) 21,247,800 shares of Class B common stock held by Cantor Fitzgerald Securities. Cantor Fitzgerald, L.P. is the managing partner of Cantor Fitzgerald Securities. CF Group Management, Inc. is the managing general partner of Cantor Fitzgerald, L.P.

(7)	Consists of (1) 387,469 shares of Class A common stock held by CF Group Management, Inc., (2) 21,247,800 shares of Class B common stock held by Cantor Fitzgerald Securities, (3) 247,333 shares of Class A common stock held by Cantor Fitzgerald Securities and (4) 2,641,470 shares of Class B common stock held by Cantor Fitzgerald, L.P. CF Group Management, Inc. is the managing general partner of Cantor Fitzgerald, L.P.

INDEPENDENT AUDITOR FEES

In addition to retaining Deloitte & Touche LLP to audit our consolidated financial statements for 2003, we retained Deloitte & Touche LLP to provide consulting services and to audit our Deferral Plan. The following table summarizes the aggregate fees billed to us by Deloitte & Touche LLP:

	2003	2002
Audit Fees (a)	$496,250	$592,894
Audit-Related Fees (b)	87,500	136,350
Tax Fees (c)	0	10,000
All Other Fees	0	0
Total	$583,750	$739,244

(a)	Fees for audit services billed in 2003 and 2002 consisted of:

•	Audit of our annual financial statements

•	Reviews of our quarterly financial statements

•	Comfort letters, statutory and regulatory audits, consents and other services related to Security and Exchange Commission ("SEC") matters

(b)	Fees for audit-related services billed in 2003 and 2002 consisted of:

•	Financial Accounting and reporting consultations

•	Employee Benefit plan audits

(c)	Fees for tax services billed in 2002 consisted of tax compliance and tax planning and advice.

In considering the nature of the services provided by Deloitte, our Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management and determined that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission (the "SEC") to implement the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as well as the American Institute of Certified Public Accountants. All of the services provided above were pre-approved by the Audit Committee pursuant to policies set forth in our Audit Committee Charter.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The Audit Committee of our Board of Directors is made up solely of independent directors, as defined in the NASDAQ rules, and it operates under a written charter adopted by our Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. In accord with the Sarbanes-Oxley Act and similar rules, we approved a new Audit Committee Charter in August 2004 and it is attached hereto as Appendix A.

As described more fully in its charter, the primary function of the Audit Committee is to assist our Board of Directors in its general oversight of our financial reporting, internal controls and the audit process. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Deloitte & Touche LLP, an independent auditing firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards.

In accordance with the requirements of the Sarbanes-Oxley Act, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal auditing controls, or auditing matters, and for the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters. Complaints can be made under the procedures by calling, mailing or e-mailing specified representatives of Morgan, Lewis & Bockius LLP, who will report such complaints to our General Counsel and the Chairman of the Audit Committee, as appropriate. The General Counsel and the Chairman of the Audit Committee will direct the investigation of any such complaints in accordance with the procedures.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee's members in business, financial and accounting matters.

The Audit Committee has an annual agenda that includes reviewing our financial statements, internal controls and audit matters as well as related party transactions. The Audit Committee meets each quarter with Deloitte & Touche LLP and management to review our interim financial results before the publication of our quarterly earnings press releases, and periodically in executive sessions. Management's and independent auditors' presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent auditors.

Among other matters, the Audit Committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform non-audit services. Our independent auditors have provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee discussed with the independent auditors and management that firm's independence.

In accordance with existing Audit Committee policy and the more recent requirements of the Sarbanes-Oxley Act, all services to be provided by Deloitte & Touche LLP are subject to pre-approval by the Committee. This includes audit services, audit-related services, tax services and other services.

The Audit Committee has reviewed and discussed our consolidated financial statements for fiscal year 2003 with management and the independent auditors; management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles; and the independent auditors represented that their presentations included the matters required to be discussed with the Audit Committee by Statement on Auditing

Standards No. 61, as amended, "Communication with Audit Committees." This review included a discussion with management of the quality, not merely the acceptability, of our accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in our financial statements. In reliance on these views and discussions, and the report of the independent auditors, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

THE AUDIT COMMITTEE
John H. Dalton William J. Moran Albert M. Weis

PERFORMANCE GRAPH

The performance graph below shows a comparison of the cumulative total return, on a dividend reinvestment basis, measured on December 10, 1999 (the date of our initial public offering), December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002 and December 31, 2003 assuming $100 was invested on December 10, 1999 in our Class A common stock, our selected peer group and the S&P 500. Our peer group includes ITG, Instinet, the Chicago Mercantile Exchange and the NASDAQ. The returns of the peer group companies have been weighted according to their stock market capitalization for purposes of arriving at a peer group average.

CUMULATIVE TOTAL RETURN FROM
DECEMBER 10, 1999 THROUGH DECEMBER 31, 2003
AMONG ESPEED, INC., THE S&P 500 INDEX
AND PEER GROUP

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE FORMATION TRANSACTIONS

Concurrently with our initial public offering, Cantor contributed to us certain of our assets. These assets primarily consist of the proprietary software, network distribution systems, technologies and related contractual rights that comprise our eSpeed® system. In exchange for these assets, we issued to Cantor 43,999,900 shares of our Class B common stock, representing approximately 98% of the voting power of our capital stock outstanding at the time. Cantor converted 3,350,000 of these shares into the shares of our Class A common stock which it sold in our initial public offering in December 1999.

We entered into the agreements described below in connection with the formation transactions and to help define the terms of our relationship with Cantor in the future. In an effort to mitigate conflicts of interest between us and Cantor, we and Cantor have agreed that none of these agreements may be amended without the approval of a majority of our disinterested directors.

JOINT SERVICES AGREEMENT

Under our Amended and Restated Joint Services Agreement with Cantor dated as of May 12, 2003, and services agreements with TradeSpark, Freedom, Municipal Partners, LLC, and CO2e.com, LLC, we own and operate the electronic trading systems and are responsible for providing electronic brokerage services, and Cantor, TradeSpark, Freedom, Municipal Partners, LLC and CO2e.com, LLC provide voice-assisted brokerage services, clearance, settlement and other fulfillment and related services, such as credit and risk management services, oversight of client suitability and regulatory compliance, sales positioning of products and other services customary to brokerage operations. Our agreement with Cantor provides for a perpetual term.

REVENUE SHARING ARRANGEMENTS

Under our Amended and Restated Joint Services Agreement with Cantor and services agreements with TradeSpark, Freedom, Municipal Partners, LLC, and CO2e.com, LLC, we own and operate the electronic trading systems and are responsible for providing electronic brokerage services, and Cantor, TradeSpark, Freedom, Municipal Partners, LLC, and CO2e.com, LLC, provide voice-assisted brokerage services, fulfillment services, such as clearance and settlement, and related services, such as credit risk management services, oversight of client suitability and regulatory compliance, sales positioning of products and other services customary to marketplace intermediary operations. In general, for fully electronic transactions, we receive 65% of the transaction revenues and Cantor, TradeSpark or Freedom receives 35% of the transaction revenues. We and Municipal Partners, LLC, each receive 50% of the fully electronic revenues related to municipal bonds and we and CO2e.com, LLC, each receive 50% of the fully electronic revenues. In general, for voice-assisted brokerage transactions, we receive 7% of the transaction revenues, in the case of Cantor transactions, and 35% of the transaction revenues, in the case of TradeSpark or Freedom transactions. In the case of CO2e.com, LLC we receive 50% of CO2e.com, LLC, fully electronic revenues and 15% of the voice assisted and open outcry revenues until December 31, 2003, and 20% of voice-assisted and open outcry revenues thereafter. In addition, we receive 25% of the net revenues from Cantor's gaming business. With respect to an eSpeed equity order routing business conducted for Cantor, we and Cantor each receive 50% of the revenues, after deduction of specified marketing, sales and other costs and fees. Any eSpeed equity order routing business that is not conducted for Cantor will be treated generally as a fully electronic transaction, and we will receive 65% of the revenues of any such business and Cantor will receive 35% of such revenues.

In February 2003, we agreed with Cantor that with respect to (i) certain network access facilities services agreements and (ii) other circumstances in which Cantor refers network access facility services business to us, 60% of net revenues from such business would be paid to Cantor and 40% of such revenues would be paid to us. This revenue sharing arrangement will be made after deduction of all sales commissions, marketing, helpdesk, clearing and direct third-party costs, including circuits and maintenance.

In May 2003, we agreed that to the extent that we market the eSpeed ELITE market data product on behalf of Cantor, Cantor will pay us 20% of the revenues for such product.

SOFTWARE SOLUTIONS SERVICES

We provide to Cantor, TradeSpark, Freedom, Municipal Partners, LLC, and CO2e.com, LLC, Software Solutions services, including (1) systems administration; (2) internal network support; (3) support and procurement for desktops of end-user equipment; (4) operations and disaster recovery services; (5) voice and data communications; (6) support and development of systems for clearance, settlement and other fulfillment services; (7) systems support for broker; (8) electronic applications systems and network support and development; and (9) provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights. In general, we charge Cantor, TradeSpark and Freedom the actual direct and indirect costs, including overhead, that we incur in performing these services. We charge Municipal Partners, LLC, an amount based on the actual direct and indirect costs, including overhead, of providing such services. These services are provided to CO2e.com, LLC, at no additional cost other than the revenue sharing arrangement set forth above. In exchange for a 25% share of the net revenues from Cantor's gaming businesses, we are obligated to spend and do not get reimbursed for the first $750,000 each quarter of costs of providing support and development services for such gaming businesses.

INTELLECTUAL PROPERTY

Cantor has granted to us a license covering Cantor's patents and patent applications that relate to our eSpeed® system. The license is perpetual, irrevocable, worldwide and royalty free and is exclusive, except in the event that (1) we are unwilling to provide to Cantor any requested services covered by the patents with respect to a marketplace and Cantor elects not to require us to do so, or we are unable to provide such services or (2) we do not exercise our right of first refusal to provide to Cantor electronic brokerage services with respect to a marketplace, in which events Cantor will have a limited right to use the patents and patent applications solely in connection with the operation of that marketplace. Cantor will cooperate with us, at our expense, in any attempt by us to prevent any third party infringement of our patent rights under the license. Cantor has also granted to us a non- exclusive, perpetual, irrevocable worldwide, royalty-free right and license to use the servicemarks "Cantor ExchangeSM," "Interactive MatchingSM," "MOLESM" and "CXSM".

NON-COMPETITION AND MARKET OPPORTUNITY PROVISIONS

The Joint Services Agreement imposes performance obligations on us and restricts our ability to compete with Cantor and Cantor's ability to compete with us in markets that we and Cantor traditionally operate. We and Cantor have agreed to exclude the TradeSpark and Freedom marketplaces from the provisions of the Joint Services Agreement in order to enable us to enter into separate agreements in connection with these marketplaces.

ADMINISTRATIVE SERVICES AGREEMENT

Under our Administrative Services Agreement with Cantor, Cantor provides certain administrative and management services to us. Cantor makes available to us some of its administrative and other staff, including its internal audit, treasury, legal, tax, insurance, human resources, facilities, corporate development and accounting staffs. Members of these staffs arrange for our insurance coverage and provide a wide array of services, including administration of our personnel and payroll operations, benefits administration, internal audits, facilities management, promotional sales and marketing, legal, risk management, accounting and tax preparation and other services. We reimburse Cantor for the actual costs incurred by Cantor, plus other reasonable costs, including reasonably allocated overhead and any applicable taxes. We have also entered into arrangements with Cantor under which we have the right to use certain assets, principally computer equipment, from Cantor. These assets are subject to operating leases with third party leasing companies. Under the Administrative Services Agreement, we provide sales, marketing and public relations services to Cantor. Cantor reimburses us for the actual costs incurred by us, plus other reasonable costs, including reasonably allocated overhead. The Administrative Services Agreement has a three-year term which will renew automatically for successive one-year terms unless canceled by either us or Cantor upon six months' prior notice; provided, however, that our right to use our London office space expires at the earlier of (1) the time Cantor's lease expires in 2016 or (2) until Cantor ceases to be an affiliate of ours and Cantor asks us to vacate.

Pursuant to the Administrative Services Agreement, Cantor is required to obtain for us, among other things, property and casualty insurance of not less than $40 million and business interruption insurance of $25 million. Cantor has procured property insurance coverage for us covering our fixed assets and business interruption insurance of at least these coverage amounts. However, we are listed on this insurance policy as one of several insured parties, together with Cantor and several of its affiliates. This insurance policy is for aggregate amounts in excess of the amounts set forth above. The Administrative Services Agreement does not provide for the allocation of the proceeds among the named insured parties. Insurance proceeds paid to date have been paid to Cantor on behalf of all parties named on the policy, and Cantor has allocated these proceeds among the insured parties. As a result of the terrorist attacks of September 11, 2001 (the "September 11 Events"), our offices in the World Trade Center were destroyed and we lost 180 of our employees, including many members of our senior management. As of December 31, 2003, we received approximately $20.5 million of property insurance proceeds in settlement for property damage related to the September 11 Events. We are entitled to up to $19.5 million of such amounts as replacement assets are purchased in the future.

REGISTRATION RIGHTS AGREEMENT

Pursuant to the Registration Rights Agreement entered into by Cantor and us, Cantor has received piggyback and demand registration rights.

The piggyback registration rights allow Cantor to register the shares of our Class A common stock issued or issuable to it in connection with the conversion of its shares of our Class B common stock whenever we propose to register any shares of our Class A common stock for our own or another's account under the Securities Act for a public offering, other than any shelf registration of shares of our Class A common stock to be used as consideration for acquisitions of additional businesses and registrations relating to employee benefit plans.

Cantor also has the right, on three occasions, to require that we register under the Securities Act any or all of the shares of our Class A common stock issued or issuable to it in connection with the conversion of its shares of our Class B common stock. The demand and piggyback registration rights apply to Cantor and to any transferee of shares held by Cantor who agrees to be bound by the terms of the Registration Rights Agreement.

We have agreed to pay all costs of one demand and all piggyback registrations, other than underwriting discounts and commissions. We have also agreed to indemnify Cantor and any transferee for certain liabilities they may incur in connection with the exercise of their registration rights. All of these registration rights are subject to conditions and limitations, including (1) the right of underwriters of an offering to limit the number of shares included in that registration; (2) our right not to effect any demand registration within six months of a public offering of our securities; and (3) that Cantor agrees to refrain from selling its shares during the period from 15 days prior to and 90 days after the effective date of any registration statement for the offering of our securities.

POTENTIAL CONFLICTS OF INTEREST AND COMPETITION WITH CANTOR

Various conflicts of interest between us and Cantor may arise in the future in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of our capital stock, sales or distributions by Cantor of its shares of our common stock and the exercise by Cantor of control over our management and affairs. Four of our directors and a majority of our officers also serve as directors, officers and/or partners of Cantor. Simultaneous service as an eSpeed director or officer and service as a director or officer, or status as a partner, of Cantor could create or appear to create potential conflicts of interest when such directors, officers and/or partners are faced with decisions that could have different implications for us and for Cantor. Mr. Lutnick, our Chairman and Chief Executive Officer, is the sole stockholder of the managing general partner of Cantor. As a result, Mr. Lutnick controls Cantor. Cantor owns shares of our Class A common stock and Class B common stock representing approximately 88.9% of the Total Voting Power of our capital stock. Although all related party transactions between

eSpeed and Cantor and related entities are approved by our Audit Committee, Mr. Lutnick's simultaneous service as our Chairman, President and Chief Executive Officer and his control of Cantor could create or appear to create potential conflicts of interest when Mr. Lutnick is faced with decisions that could have different implications for us and for Cantor.

Our relationship with Cantor may result in agreements that are not the result of arm's-length negotiations. As a result, the prices charged to us or by us for services provided under agreements with Cantor may be higher or lower than prices that may be charged by third parties and the terms of these agreements may be more or less favorable to us than those that we could have negotiated with third parties. However, transactions between us and Cantor and/or its other affiliates are subject to the approval of a majority of our independent directors. In addition, Cantor can compete with us under certain circumstances.

WILLIAMS AND DYNEGY

On June 5, 2000, each of Williams Energy Marketing & Trading and Dynegy purchased a unit consisting of (a) 789,071 shares of our Class A common stock and (b) warrants exercisable for the purchase of up to 666,666 shares of our Class A common stock, for an aggregate purchase price for the unit of $25.0 million. The warrants have a per share exercise price of $35.20, a 10-year term and 25% of the warrants are currently exercisable. The remaining warrants are exercisable commencing on December 5, 2005.

At such time as Williams and Dynegy (or their permitted affiliate assignees) have made an aggregate equity investment in us of an amount equal to at least $100.0 million, valued on a cost basis (and for so long as such parties maintain ownership of equity securities having such cost basis), Cantor is obligated to use its best efforts to cause one designee jointly selected by Williams and Dynegy to be nominated to our Board of Directors and to vote its shares of common equity in favor of such designee.

TRADESPARK

On September 22, 2000, the Company made a cash investment in TradeSpark, L.P. ("TradeSpark") of $2.0 million in exchange for a 4.97% interest in TradeSpark, and Cantor made a cash investment of $4.3 million in TradeSpark and agreed to contribute to TradeSpark certain assets relating to its voice brokerage business in certain energy products in exchange for a 28.19% interest in TradeSpark. The Company and Cantor also executed an amendment to the Joint Services Agreement in order to enable each to engage in this business transaction. In addition, a 66.34% interest in TradeSpark was purchased for $12.3 million by EIP Holdings, LLC ("EIP Holdings"), a Delaware limited liability company formed by six energy industry market participants ("EIPs"). The remaining 0.5% interest in TradeSpark was purchased for $250,000 by TP Holdings, LLC ("TP Holdings"), a Delaware limited liability company created by the Company, Cantor, and EIP Holdings for the purpose of acquiring and holding an interest as general partner of TradeSpark. The interests in TP Holdings of the Company, Cantor, and EIP Holdings were 5%, 28.33% and 66.67%, respectively. The investments in TP Holdings by the Company, Cantor and EIP Holdings totaled $12,500, $70,825, and $166,875, respectively. Taking into consideration both direct investments, and indirect investments through TP Holdings, the total interests in TradeSpark of the Company, Cantor and EIP Holdings totaled 5%, 28.33% and 66.67%, respectively. In connection with these investments, the Company entered into a perpetual technology services agreement with TradeSpark pursuant to which the Company provides the technology infrastructure for the transactional and technology related elements of the TradeSpark marketplace as well as certain other services to TradeSpark in exchange for specified percentages of transaction revenues from the marketplace. If a transaction is fully electronic, the Company receives 65% of the aggregate transaction revenues and TradeSpark receives 35% of the transaction revenues. In general, if TradeSpark provides voice-assisted brokerage services with respect to a transaction, then the Company receives 35% of the revenues and TradeSpark receives 65% of the revenues. Cantor also entered into an administrative services agreement with TradeSpark pursuant to which it provides administrative services to TradeSpark at cost. The Company and Cantor each received representation rights on the management committee of TP Holdings in proportion to their ownership interests in TradeSpark. As general partner, TP Holdings has the sole power to make management decisions on behalf of TradeSpark.

In order to provide incentives to the EIPs to trade on the TradeSpark electronic marketplace, which would have resulted in commissions to the Company under the TradeSpark technology services agreement, in 2000 the Company issued 5,500,000 shares of its Series A preferred stock and 2,500,000 shares of its Series B preferred stock to EIP Holdings. The 5,500,000 shares of Series A preferred stock and 2,500,000 shares of Series B preferred stock which were owned by EIP Holdings were convertible into (i) an aggregate of 80,000 shares of Class A Common Stock at any time or (ii) warrants to purchase up to 8,000,000 shares of eSpeed's Class A Common Stock at $27.94 per share upon certain conditions, including the achievement of minimum trading thresholds. In 2000, the Company recognized an expense of $2,235,200, equal to the fair value of the 80,000 shares of Class A common stock issuable upon conversion of the preferred stock, if none of the contingent performance targets were met.

In mid-2002, several of the TradeSpark EIP investors began to change their focus from energy merchant trading to asset management and a traditional utility model, requiring an adjustment to the TradeSpark business model and a reduced focus on the TradeSpark investment by such energy partners. In the fourth quarter of 2002, the carrying value of the Company's investment in TradeSpark was written down by $950,000 to its net realizable value.

In the first quarter of 2004, the Company and Cantor purchased 100% of EIP Holdings, the holding company formed by the EIPs that owned 66.34% of TradeSpark and 66.67% of TP Holdings, TradeSpark's general partner. The Company and Cantor entered into this agreement in order to maximize the net realizable value of their investment in TradeSpark by eliminating the interests of the outside EIP investors and bringing the management of TradeSpark under their collective control. The purchase price of $2.4 million was paid through EIP Holdings Acquisition, LLC ("EIP Holdings Acquisition"), a Delaware limited liability company owned by the Company and Cantor. In connection with this purchase, the Company contributed to EIP Holdings Acquisition a 4.75% interest in TP Holdings and its entire 4.97% interest in TradeSpark. Cantor contributed its existing 28.19% interest in TradeSpark along with their 28.33% interest in TP Holdings. The Company retained a 0.25% interest in TP Holdings. The Company also contributed $360,000, or 15%, of the $2.4 million of the cash consideration. The Company serves as the Managing Member of EIP Holdings Acquisition and will receive 15%, and Cantor will receive 85%, of all profits and losses and liquidation value of EIP Holdings Acquisition. As the 99.75% owner of TP Holdings, TradeSpark's general partner, EIP Holdings Acquisition is consolidated by Cantor given Cantor's 85% interest in all profits and losses. EIP Holdings Acquisition, the Company and Cantor have each appointed one member to TP Holdings' three-member management committee. As a part of Cantor and eSpeed's acquisition of the remaining 66.67% interest in TradeSpark they did not already own, Cantor and eSpeed acquired all of the outstanding shares of eSpeed's Series A and Series B preferred stock. The Company received all right, title and interest in and to all these shares of the Company's Series A and Series B preferred stock owned by the EIPs directly or indirectly through their interest in EIP Holdings. These 5,500,000 shares of Series A preferred stock and 2,500,000 shares of Series B preferred stock were distributed to eSpeed by EIP Holdings Acquisition in March 2004 and retired by the Company's board of directors. eSpeed accounted for this transaction as a treasury stock acquisition, funded in part by its parent, Cantor, and a retirement of such stock, both at the amount of value ascribed to such shares in conjunction with the acquisition of the 66.67% interest in TradeSpark. Since the cost of acquisition of TradeSpark was less than the value of the net assets of TradeSpark (including the preferred stock), the excess was allocated as a reduction of the non-current assets pursuant to SFAS 141, resulting in no cost allocated to the preferred stock. The net effect of (a) the treasury stock acquisition and retirement and (b) the implied capital contribution from Cantor was to decrease preferred stock and increase additional paid in capital by $80,000, representing the par value of the 5,500,000 shares of Series A preferred stock and the 2,500,000 shares of Series B preferred stock, with no gain recognized. Currently, EIP Holdings Acquisition owns 99.5% of TradeSpark and 99.75% of TP Holdings. TP Holdings, which owns 0.5% of TradeSpark, is 99.75% owned by EIP Holdings Acquisition and 0.25% by eSpeed. The Company's percentage ownership interest in TradeSpark before and after this transaction, through both direct and indirect investments, was 5.0% and 15.0%, respectively.

MUNICIPAL PARTNERS

In January 2002, Cantor sold the assets of the business known as Municipal Partners, Inc., a municipal bond broker, to a newly formed limited company, Municipal Partners, LLC, formed by Brian Kelly, a former employee of Cantor, in exchange for a 25% special interest in Municipal Partners, LLC. Cantor had purchased substantially all of the assets of Municipal Partners, Inc. in July 2000. Cantor also loaned $1,000,000 to Municipal Partners, LLC and is entitled to distributions equal to 5% of the gross revenues of the business less the amount of our revenue share for electronic transactions. Pending receipt of applicable licenses by Municipal Partners, LLC, Cantor provided Municipal Partners, LLC with interim services. In connection with the sale, we (1) granted Municipal Partners, LLC a non-exclusive license to use our software and technology to operate a municipal bond brokerage business; (2) will maintain our municipal bond trading platform and provide the software capabilities that were in place in Cantor's municipal bond business (we are to be compensated for upgrading the trading platform at cost plus a reasonable profit or at prevailing rates, at our election); (3) will provide web-hosting, technical and customer support at cost plus a reasonable fee to Municipal Partners, LLC; (4) will receive 50% of gross revenues of Municipal Partners, LLC, with respect to electronic transactions; and (5) terminated existing arrangements with former brokers in the business (some of whom are deceased) pursuant to which we had given them shares of our Class A common stock valued at $1,250,000 in exchange for promissory notes in the same amount with the result that the notes were terminated and the shares were cancelled. This agreement is currently subject to litigation.

FREEDOM INTERNATIONAL BROKERAGE

On January 29, 2001, we and Cantor formed a limited partnership to acquire 66.7% of Freedom International Brokerage. On April 4, 2001, we contributed 310,769 shares of our Class A common stock to the limited partnership, which entitles us to 75% of the limited partnership's interest in Freedom. We share in 15% of the limited partnership's cumulative profits but not in its cumulative losses. Cantor contributed 103,588 shares of our Class A common stock as the general partner. Cantor will be allocated all of the limited partnership's cumulative losses and 85% of the cumulative profits. The limited partnership exchanged the 414,357 shares for its 66.7% interest in Freedom. In addition, we issued warrants to purchase 400,000 shares of our Class A common stock to provide incentives to the Freedom owner-participants other than us and Cantor to migrate to our fully electronic platform. To the extent necessary to protect us from any allocation of losses, Cantor is required to provide future capital contributions to the limited partnership up to an amount that would make Cantor's total contribution equal to our investment in the limited partnership.

Upon the closing of the transaction, we entered into a services agreement with Freedom to provide for electronic trading technology and services and infrastructure/back-offices services. Under this agreement, we are entitled to 65% of the electronic transaction services revenues and Freedom is entitled to 35% of such revenues. We also receive 35% of revenues derived from all voice-assisted transactions, other miscellaneous transactions and the sale of market data or other information that is not incidental to the above services. We have also agreed to pay to Freedom an overhead charge for each employee of ours that is based in Freedom's office.

CO2E.COM, LLC

On October 11, 2002, Mitsui & Co. (U.S.A.), Inc. and MB Emission Trading, Inc. (collectively, "Mitsui") invested $1,200,000 in CO2e.com, a Cantor subsidiary. CO2e.com's purpose is to form and operate one or more electronic trading markets for products related to the mitigation of greenhouse gasses and related activities and to provide brokerage information and consulting services relating to the emission or mitigation of greenhouse gasses and related issues. In connection therewith, we and CO2e.com entered into a Services Agreement whereby we will receive 50% of CO2e.com's fully electronic revenues and 20% of CO2e.com's voice-assisted and open outcry revenues. The Services Agreement supersedes the provisions of the Joint Services Agreement with respect to CO2e.com transactions. Mitsui received 4% of the equity of CO2e.com and we agreed to transfer certain intellectual property rights to CO2e.com.

UBS

On August 21, 2002, we entered into a Global Fixed Income Transaction Fee Agreement (the "UBS Agreement") with UBS AG and certain named affiliates (collectively, "UBS") and Cantor for UBS to execute trades electronically on our eSpeed® system in U.S. Securities, Agency Securities, European Government Bonds, UK Gilts, Japanese Government Bonds and swaps of these various securities instruments. The UBS Agreement had an initial term of two and one-half years, commencing as of January 1, 2002. In addition to quarterly participation fees to be paid to Cantor, UBS will pay transaction fees to Cantor for each executed transaction. These fees will then be shared with us in accordance with our Joint Services Agreement with Cantor.

In connection with the Agreement, we issued to UBS a warrant to purchase 300,000 shares of our Class A common stock. The warrant has a term of 10 years and has an exercise price equal to $8.75, the market value of the underlying Class A common stock on the date of issuance. The warrant is fully vested and nonforfeitable, and is exercisable nine years and six months after issuance, subject to acceleration upon the satisfaction by UBS of its commitment conditions provided for in the Agreement. We incurred a non-cash charge equal to the fair value of the warrant on the date of issuance, which will be amortized over the term of the Agreement.

In addition, we have provided UBS with piggyback registration rights for the Class A common stock underlying the warrants.

UBS failed to comply with the commitment condition for the period August 1, 2002 to July 31, 2003. Commencing October 1, 2003, the UBS Agreement was renegotiated to facilitate UBS's ability to meet the commitment condition going forward, to extend the term by one year to July 31, 2005 and to provide for a revised acceleration schedule (the "Revised Agreement"). The Revised Agreement provides for acceleration of 125,000 warrant shares on October 1, 2003, of which warrants to purchase 75,000 shares of our Class A common stock were exercised by UBS in October 2003, and acceleration of the remaining 175,000 warrant shares in seven equal tranches of 25,000 shares each quarter, commencing with the quarter ending January 31, 2004, subject to the satisfaction by UBS of the revised commitment conditions set forth in the Revised Agreement. We have notified UBS that it failed to comply with the commitment conditions for the period from November 1, 2003 to January 31, 2004, for the period from February 1, 2004 to April 30, 2004 and for the period from May 1, 2004 to July 31, 2004 and that it is not entitled to acceleration of the first 75,000 warrant shares.

DEUTSCHE BANK

On July 30, 2001, we entered into an agreement to form a business partner relationship with Deutsche Bank, AG ("Deutsche Bank"), whereby Deutsche Bank will channel its electronic market-making engines and liquidity for specified European fixed income products using our electronic trading platform. In connection with the agreement, Deutsche Bank purchased 750 shares of our Series C Redeemable Convertible Preferred Stock ("Series C Preferred") at its par value of $0.01 per share. Each share of the Series C Preferred is convertible at the option of Deutsche Bank into 10 shares of our Class A common stock at any time during the five years ending July 31, 2006.

At the end of each year of the five year agreement in which Deutsche Bank fulfills its liquidity and market-making obligations for specified products, 150 shares of Series C Preferred will automatically convert into warrants to purchase 150,000 shares of our Class A common stock at an exercise price of $14.79 per share.

At the end of the five year period, to the extent that Deutsche Bank does not fulfill its obligations under the agreement and Series C Preferred shares remain outstanding, we have the option to redeem each share of the Series C Preferred outstanding in exchange for 10 shares of our Class A common stock.

Deutsche Bank was deemed to have fulfilled its obligations under the agreement for the 12 months ended July 30, 2002, and, accordingly, a warrant to purchase 150,000 shares of our Class A common stock was issued by us. We have informed Deutsche Bank that it was not in compliance with the agreement for the 12 months ended July 30, 2003, and that a warrant will not be issued for such period.

Based on certain communications and the failure of Deutsche Bank to comply with the agreement since, we have further notified Deutsche Bank that we believe it has terminated its right to receive warrants under the agreement for the remaining commitment periods. The 300 shares of Series C Preferred with respect to the twelve-month periods ended July 30, 2003 and 2004, are redeemable by us for 3,000 shares of Class A common stock.

INDEMNIFICATION BY CANTOR

Although we do not expect to incur any losses with respect to pending lawsuits or supplemental allegations relating to Cantor and Cantor's limited partnership agreement, Cantor has agreed to indemnify us with respect to any liabilities we incur as a result of such lawsuits or allegations.

OTHER TRANSACTIONS

We enter into overnight reverse repurchase agreements with Cantor. At December 31, 2003, the reverse repurchase agreements totaled $173.2 million, including accrued interest. The securities collateralizing the reverse repurchase agreements are held under a custodial arrangement at J.P. Morgan Chase.

In September 2003, we donated $687,600 to the Cantor Fitzgerald Relief Fund (the "Relief Fund") in connection with a charity day on September 11, 2003. The Relief Fund is a tax-exempt organization established to aid the families of the victims who perishedas a result of the September 11 Events. Mr. Lutnick, our Chief Executive Officer, is one of the directors of the Relief Fund. Edie Lutnick, Mr. Lutnick's sister, and Stuart Fraser, Cantor's Vice Chairman, are the other directors of the Relief Fund.

In February 2003, we sold to Cantor fixed assets with a net book value of approximately $2.5 million pursuant to a sale leaseback agreement. We retain use of the assets in exchange for a $95,000 monthly charge under the Administrative Services Agreement.

In 2003, we paid to Curran & Connors, Inc., approximately $206,517 in design fees and printing and production expenses with respect to the production of our annual report. Hank Morris, a member of our Board of Directors, serves as Chairman and CEO of Curran & Connors and is its controlling shareholder. In addition, in 2002, we paid Morris & Carrick, Inc., a media and strategic consulting firm, $50,000 in consulting fees and Cantor Fitzgerald paid Morris & Carrick $250,000 in consulting fees. Mr. Morris is the Chairman and President of Morris & Carrick.

EXPENSES OF SOLICITATION

The total cost of the Proxy solicitation will be borne by us. In addition to the mails, Proxies may be solicited by our directors and officers by personal interviews, telephone and telegraph. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of Common Equity entitled to vote at our Annual Meeting and that such persons will be reimbursed for their out-of-pocket expenses incurred in this connection.

STOCKHOLDER PROPOSALS

If a stockholder desires to present a proposal for inclusion in next year's Proxy Statement, the proposal must be submitted in writing to us for receipt not later than May 20, 2005. Additionally, to be included in the proxy materials, proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act and our by-law provisions. Stockholders who wish to submit a proposal for consideration at our 2005 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver a copy of their proposal no later than 45 days prior to the day and month of the notice of meeting pertaining to our 2004 Annual Meeting of Stockholders. If a stockholder fails to provide such 45-day notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority when the proposal is raised at the annual meeting. In either case, proposals should be delivered to eSpeed, Inc., 135 E. 57th Street, New York, NY 10022, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our Class A common stock are required to file initial forms of ownership of our Class A common stock and reports of changes in that ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such forms received by us with respect to fiscal year 2003, to the best of our knowledge, all reports were filed on a timely basis other than late filings on Form 4 by each of our executive officers in connection with option grants to them on December 9, 2003, which Forms 4 were filed two days late on December 15, 2003.

CODE OF ETHICS AND WHISTLEBLOWER PROCEDURES

In 2004, we adopted the eSpeed Code of Business Conduct and Ethics (the "Code of Ethics"), a code of ethics that applies to our Board of Directors, Chief Executive Officer, Chief Financial Officer, other executive officers and our other employees. The Code of Ethics is publicly available on our website at www.espeed.com. If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our directors or executive officers, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

In accordance with the requirements of the Sarbanes-Oxley Act, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal auditing controls, or auditing matters, and for the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters. The General Counsel and the Chairman of the Audit Committee will direct the investigation of any such complaints in accordance with the procedures.

MISCELLANEOUS

Our Board of Directors knows of no other business to be presented at our Annual Meeting. If, however, other matters properly do come before our Annual Meeting, it is intended that the Proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such Proxies.

STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

By Order of the Board of Directors,
STEPHEN M. MERKEL Secretary

New York, New York
September 17, 2004

APPENDIX A

eSpeed, Inc.
Audit Committee Charter

Purpose

The Audit Committee of eSpeed, Inc. (the "Company") is appointed by the Board of Directors of the Company (the "Board") to oversee the accounting and financial reporting processes of the Company and the audits of the Company's financial statements. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Company's annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. Each member of the Audit Committee shall meet the independence and experience requirements of NASDAQ Marketplace Rules and the Securities Exchange Act of 1934 (the "Exchange Act"). All members of the Audit Committee shall be able to read and understand fundamental financial statements. No member of the Audit Committee shall have participated in the preparation of the financial statements of the Company in the past three years. At least one member of the Audit Committee shall be an "audit committee financial expert" as defined by the Commission. Notwithstanding the foregoing, members who do not meet the NASDAQ definition of independence may serve on the Audit Committee to the extent permitted by NASDAQ rules and Commission rules and regulations, as such rules and regulations are in effect from time to time. The members of the Audit Committee shall be appointed and may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines necessary but not less frequently than four times annually. The Audit Committee shall meet periodically in separate executive sessions with management, the internal auditors and the independent auditor, and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem appropriate. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint, determine funding for, and oversee the outside auditors, when such auditors are acting in such capacity (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to engage and determine funding for independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Audit Committee, as well as funding for the payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee shall make reports to the Board to the extent it deems necessary or appropriate. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

•	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management's discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

•	Review and discuss with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor's review of the quarterly financial statements.

•	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

•	Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company's internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

•	Review and discuss with management (including the senior internal audit executive) and the independent auditor the Company's internal controls report and the independent auditor's attestation of the report prior to the filing of the Company's Form 10-K.

•	Review and discuss quarterly reports from the independent auditors on:

•	all critical accounting policies and practices to be used;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information.

•	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

•	Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

•	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

•	Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

•	Ensure that a public announcement of the Company's receipt of an audit opinion that contains a going concern qualification is made promptly.

Oversight of the Company's Relationship with the Independent Auditor

•	Review and evaluate the lead partner of the independent auditor team.

•	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

•	Obtain from the independent auditor a formal written statement delineating all relationships between the independent auditor and the Company. It is the responsibility of the Audit Committee to actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for purposes of taking, or recommending that the full Board take, appropriate action to oversee the independence of the outside auditor.

•	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

•	Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor.

•	Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted by the Company's audit team.

•	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company's Internal Audit Function

•	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

•	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

•	Obtain reports from management that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Business Conduct and Ethics. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Business Conduct and Ethics.

•	Approve all related party transactions.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters including, without limitation, requiring quarterly reports from internal and external legal counsel regarding such complaints.

•	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

•	Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

Limitation of Audit Committee's Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

eSPEED, INC.
Annual Meeting of Stockholders – October 20, 2004

The undersigned hereby appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Class A common stock (par value $.01) and Class B common stock (par value $.01) of eSpeed, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Rihga Royal Hotel, 151 West 54th Street, New York, New York 10019, on October 20, 2004, commencing at 10:00 AM (local time), and at any adjournment thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES AS DIRECTORS.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Please mark box in blue or black ink.

1.	Election of Directors:	FOR all nominees listed below
Nominees:		HOWARD W. LUTNICK, LEE M. AMAITIS, KEVIN FOLEY, JOHN H. DALTON, WILLIAM J. MORAN, HENRY MORRIS AND ALBERT M. WEIS.
WITHHOLD AUTHORITY to vote for the nominees listed below

(Instructions: To withhold authority to vote for any one or more nominees, mark the "WITHHOLD AUTHORITY" box and write the name of the nominee or nominees in the space provided below.)

(Continued and to be signed on reverse side)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.

Please sign exactly as your name appears on the left. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING
Dated: , 2004

Signature
Please sign, date and return the proxy card using the enclosed envelope.